AGENCY AGREEMENT - FLOW-THROUGH AND NON-FLOW-THROUGH UNIT PRIVATE PLACEMENT

THIS AGREEMENT dated for reference November 27, 2002, is made BETWEEN

Platinum Group Metals Ltd., of 800-409 Granville Street, Vancouver, British Columbia, V6C 1T2

(the “Issuer”);

AND

Pacific International Securities Inc., of 1900-666 Burrard Street, Vancouver, British Columbia, V6C 3N1

 (“Pacific”)

AND

Haywood Securities Inc., of 2000-400 Burrard Street, Vancouver, British ColumbiaV6C 3A6

 (“Haywood”)

(individually, an “Agent” and collectively the “Agents”).

WHEREAS:

A.

The Issuer wishes to privately place with purchasers up to 1,600,000 Flow-Through Units at a price of $0.65 per Flow-Through Unit and 3,000,000 Non-Flow-Through Units at a price of $0.50 per Non-Flow-Through Unit for aggregate gross proceeds of up to $2,540,000;

B.

The Issuer wishes to appoint the Agents to distribute the Units, and the Agents are willing to accept such appointment on the terms and conditions of this Agreement;

THE PARTIES to this Agreement therefore agree:

1.

DEFINITIONS

In this Agreement and the Recitals hereto:

(a)

“Accredited Investor” has the meaning defined in Rule 501(a) under the U.S. Securities Act and or in the Applicable Legislation;

(b)

“Agents’ Fee” means the consideration which is set out in this Agreement and which is payable by the Issuer to the Agents in consideration of the services performed by the Agents under this Agreement;

(c)

“Agents’ Warrants” means the non-transferable, non-flow-through share purchase warrants of the Issuer which will be issued as part of the Agents’ Fee and which have the terms provided in this Agreement and the certificates representing such share purchase warrants;

(d)

“Agents’ Warrant Shares” means the previously unissued non-flow-through common shares in the capital of the Issuer, as presently constituted, which will be issued upon the exercise of the Agents’ Warrants in accordance with the certificates representing the Agent’s Warrants;

(e)

“Alberta Act” means the Securities Act, (Alberta) R.S.A. 2000, c. S-4, as amended;

(f)

“Alberta Commission” means the Alberta Securities Commission;

(g)

“Applicable Legislation” means the B.C. Act, Alberta Act, Ontario Act and the Quebec Act, together with the regulations and rules made and promulgated thereunder and all administrative policy statements, instruments, blanket orders and rulings, notices, and other administrative directions issued by the Commissions;

(h)

“B.C. Act” means the Securities Act (British Columbia), R.S.B.C. 1996, as amended;

(i)

“B.C. Commission” means the British Columbia Securities Commission;

(j)

“Closing” means a day or days Units are issued to the Purchasers;

(k)

“Commissions” means the B.C. Commission, Alberta Commission, the Ontario Commission and the Quebec Securities Commission;

(1)

“Corporate Finance Fee” means the Fee to be paid to Pacific by the Issuer in consideration of corporate finance and structuring services provided by Pacific;

(m)

“Current AIF” has the meaning defined in the Multilateral Instrument;

(n)

“Directed Selling Efforts” means “directed selling efforts” as defined in Rule 902 of Regulation 5;

(o)

“Exchange” means the TSX Venture Exchange Inc.;

(p)

“Exchange Policies” means the rules and policies of the Exchange;

(q)

“Exemptions” means the Accredited Investor exemption (BC, Alberta, Ontario), $97,000 Exemption (BC and Alberta), Family, Friends and Business Associates Exemption (BC) and the Sophisticated Purchaser exemption (Quebec) from the prospectus requirements of the Applicable Legislation;

(r)

“Final Closing” means the last Closing under the Private Placement;

(s)

“First Closing” means the first Closing under the Private Placement;

(t)

“Flow-Through Shares” means the previously unissued flow-through common shares in the capital of the Issuer, as presently constituted, which will be issued as part of the Flow-Through Units and which have or will have the features required by the definition of “flow-through share” as defined in the Income Tax Act (Canada);

(u)

“Flow-Through Units” means the flow-through units of the Issuer to be offered by the Issuer pursuant to this Agreement having the terms provided in this Agreement;

(v)

“Flow-Through Unit Warrants” means the non-transferable non-flow-through share purchase warrants of the Issuer which will be issued as part of the Flow-Through Units and which have the terms provided in this Agreement and the certificates representing such share purchase warrants;

(w)

“Foreign Private Issuer” means “foreign private issuer” as defined in Rule 405 promulgated under the U.S. Securities Act;

(x)

“Material Change” has the meaning defined in the Applicable Legislation;

(y)

“Material Fact” has the meaning defined in the Applicable Legislation;

(z)

“Multilateral Instrument” means Multilateral Instrument 45-102 or any successor instrument;

(aa)

“Multilateral Instrument Certificate” means Form 45-1 02F2;

(bb)

“Non-Flow-Through Shares” means the previously unissued non-flow-through common shares in the capital of the Issuer, as presently constituted, which will be issued as part of the Non-Flow-Through Units;

(cc)

“Non-Flow-Through Units” means the non-flow-through units of the Issuer to be offered by the Issuer pursuant to this Agreement having the terms provided in this Agreement;

(dd)

“Non-Flow-Through Unit Warrants” means the non-transferable non-flowthrough share purchase warrants of the Issuer which will be issued as part of the Non-Flow-Through Units and which have the terms provided in this Agreement and the certificates representing such share purchase warrants;

(ee)

“Non-Flow-Through Warrant Shares” means the previously unissued non-flowthrough common shares in the capital of the Issuer, as presently constituted, which will be issued upon the exercise of the Flow-Through Unit Warrants and

Non-Flow-Through Unit Warrants in accordance with the certificates representing such Warrants;

(ff)

“Offshore Selling Jurisdiction” means those jurisdictions outside of Canada and the United States where the Securities may lawfully be sold;

(gg)

“Ontario Act” means the Securities Act (Ontario), R.S.O. 1990, c. S.5, as amended;

(hh)

“Ontario Commission” means the Ontario Securities Commission;

(ii)

“Private Placement” means the offering of the Units on the terms and conditions of this Agreement;

(jj)

“Purchasers” means the purchasers of Units pursuant to the Private Placement;

(kk)

“Qualifying Expenses” means the expenses to be incurred in performing the exploration program described in the subscription agreements made between the Issuer and the Purchasers which:

(i)

qualify as:

(A)

“Canadian exploration expense” as described in paragraph (f) of the definition thereof in subsection 66.1(6) of the ITA (other than expenditures which constitute “Canadian exploration and development overhead expense” (“CEDOE”) as prescribed for the purposes of paragraph 66(12.6)(b) of the ITA and seismic expenses specified in paragraph 66(12.6)(b.1) of the ITA), and

(B)

“flow-through mining expenditures” for the purposes of subsection 127(9) of the ITA (the “FTME Tax Credit”), to the extent such expenses are incurred before 2004 or, if applicable, the last day of any period of time after 2003 which may in future be allowed by the Canadian income tax authorities as the period on or before which the Issuer may incur such expenditures so as to allow a Purchaser to claim an FTME Tax Credit (the “FTME Deadline”); and

(ii)

to the extent such expenses are incurred before the FTME Deadline, be incurred by conducting mining exploration activities from or above the surface of the earth for the purpose of determining the existence, location, extent or quality of a “mineral resource” (as that phrase is defined in the ITA”) which is a base or precious metal deposit, or a mineral deposit in respect of which:

(A)

the federal Minister of Natural Resources has certified that the principal mineral extracted is an industrial mineral contained in a non-bedded deposit,

(B)

the principal mineral extracted is ammonite gemstone, calcium chloride, diamond, gypsum, halite, kaolin or sylvite, or

(C)

the principal mineral extracted is silica that is extracted from sandstone or quartzite;

            and which is not an expense in respect of:

 (D)

trenching, if one of the purposes of the trenching is to carry out preliminary sampling (other than Specified Sampling),

(E)

digging test pits (other than digging test pits for the purpose of carrying out Specified Sampling), and

(F)

preliminary sampling (other than Specified Sampling);

(11)

“Qualifying Issuer” has the meaning set out in the Multilateral Instrument;

(mm)

“Quebec Act” means the Securities Act (Quebec);

(rin)

“Quebec Commission” means the Quebec Securities Commission;

(oo)

“Regulation D” means Regulation D promulgated under the U.S. Securities Act;

(pp)

“Regulation 5” means Regulation S promulgated under the U.S. Securities Act;

(qq)

“Regulatory Authorities” means the Commissions and the Exchange;

(rr)

“Rules” means the rules made under the Applicable Legislation;

(ss)

“Securities” means the Units, the Flow-Through and Non-Flow-Through Shares, the Flow-Through and Non-Flow-Through Unit Warrants, the Non-Flow-Through Warrant Shares, the Agents’ Warrants and the Agents’ Warrant Shares;

(tt)

“Selling Jurisdictions” means BC, Alberta, Ontario, Quebec, Texas and Illinois in the United States;

(uu)

“Specified Sampling” means the collecting and testing of samples in respect of a mineral resource except that specified sampling does not include:

(i)

the collecting or testing of a sample that, at the time the sample is collected, weighs more than 15 tonnes, and

(ii)

the collecting or testing of a sample collected at any time in a calendar year in respect of any one mineral resource if the total weight of all such samples collected (by the Issuer, any partnership of which it is a member or any combination of the Issuer and any such partnership) in the period in the calendar year that is before that time (other than samples each of which weighs less than one tonne) exceeds 1,000 tonnes;

(vv) “United States” means “United States” as defined in Rule 902 of Regulation 5;

(ww)

“Units” means the Flow-Through and the Non-Flow-Through Units of the Issuer to be offered by the Issuer pursuant to this Agreement having the terms provided in this Agreement;

(xx) “U.S. Person” means “U.S. person” as defined in Rule 902 of Regulation 5; and

(yy)

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

2.

APPOINTMENT OF AGENTS

2.1

The Issuer appoints the Agents as its exclusive agents and the Agents accept the appointment and agree to act as the exclusive agents of the Issuer to use their commercially reasonable efforts to find and introduce to the Issuer potential purchasers to purchase Flow-Through Units at a price of $0.65 per Flow-Through Unit and Non-Flow-Through Units at a price of $0.50 per Non-Flow-Through Unit, by way of private placement under the Exemptions to raise, in aggregate, gross proceeds of up to $2,540,000.

2.2

The rights and obligations of the Agents under this Agreement, including but not limited to the right and obligation to offer the Units and the entitlement to the Agents’ Fee, will be several (as distinguished from joint) rights and obligations for each Agent.

2.3

Except as otherwise specifically provided in this Agreement, the rights and obligations of the Agents will be divided in the proportions in which the Agents participate in the Private Placement.

2.4

This Agreement will be construed in relation to each Agent as if separate agreements had been made between the Issuer and each Agent.

3.

THE FLOW-THROUGH UNITS

3.1

Each Flow-Through Unit will consist of one Flow-Through Share and one Flow-Through Unit Warrant. The Flow-Through Shares and Flow-Through Unit Warrants will be issued and registered in the names of the Purchasers or their nominees.

3.2

The right to purchase a Non-Flow-Through Warrant Share under a Flow-Through Unit Warrant may be exercised at any time until the close of business on the day which is 12 months from the date of the issue of the Flow-Through Unit Warrant to the holder.

3.3

One Flow-Through Unit Warrant will entitle the holder, on exercise, to purchase one Non-Flow-Through Warrant Share at a price of $0.85 per Non-Flow-Through Warrant Share.

3.4

The certificates representing the Flow-Through Unit Warrants will, among other things, include provisions for the appropriate adjustment in the class, number and price of the Non-Flow-Through Warrant Shares issued upon exercise of the Flow-Through Unit Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Issuer’s common shares, the payment of stock dividends and the amalgamation of the Issuer.

3.5

The issue of the Flow-Through Unit Warrants will not restrict or prevent the Issuer from obtaining any other financing, or from issuing additional securities or rights, during the period within which the Flow-Through Unit Warrants may be exercised.

4.

THE NON-FLOW-THROUGH UNITS

4.1

Each Non-Flow-Through Unit will consist of one Non-Flow-Through Share and one half of one Non-Flow-Through Unit Warrant. The Non-Flow-Through Shares and Non-Flow-Through Unit Warrants will be issued and registered in the names of the Purchasers or their nominees.

4.2

The right to purchase a Non-Flow-Through Warrant Share under a Non-Flow-Through

Unit Warrant may be exercised at any time until the close of business on the day which is

24 months from the date of the issue of the Non-Flow-Through Unit Warrant to the holder.

4.3

One whole Non-Flow-Through Unit Warrant will entitle the holder, on exercise, to purchase one Non-Flow-Through Warrant Share at a price of $0.75 per Non-Flow-Through Warrant Share.

4.4

The certificates representing the Non-Flow-Through Unit Warrants will, among other things, include provisions for the appropriate adjustment in the class, number and price of the Non-Flow-Through Warrant Shares issued upon exercise of the Non-Flow-Through Unit Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Issuer’s common shares, the payment of stock dividends and the amalgamation of the Issuer.

4.5

The issue of the Non-Flow-Through Unit Warrants will not restrict or prevent the Issuer from obtaining any other financing, or from issuing additional securities or rights, during the period within which the Non-Flow-Through Unit Warrants may be exercised.

5.

AGENTS’ FEE

5.1

In consideration of the services performed by the Agents under this Agreement, the Issuer agrees to pay to the Agents on each Closing an Agents’ Fee consisting of 7% of the gross proceeds received by the Issuer from the sale of the Units on such Closing.

5.2

The Agents’ Fee will be paid in lawful Canadian currency.

5.3

The Issuer shall also issue at each Closing Agents’ Warrants equal in number to 10% of the number of Units issued on such Closing. The Agents’ Warrants will be registered in the name of the Agents or such other party or parties as the Agents may reasonably request.

5.4

The right to purchase an Agents’ Warrant Share under an Agents’ Warrant may be exercised at any time until the close of business on the day which is 24 months from the date such Agents’ Warrant was issued to the holder.

5.5

One Agents’ Warrant will entitle the holder, on exercise, to purchase one Agents’ Warrant Share at a price of $0.75 per Agents’ Warrant Share.

5.6

The Agents’ Warrants will be non-transferable except as permitted by the Applicable Legislation and any order granted by the Commission.

5.7

The certificates representing the Agents’ Warrants will, among other things, include provisions for the appropriate adjustment in the class, number and price of the Agents’ Warrant Shares issued upon exercise of the Agents’ Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Issuer’s common shares, the payment of stock dividends and the amalgamation of the Issuer.

5.8

The issue of the Agents’ Warrants will not restrict or prevent the Issuer from obtaining any other financing, or from issuing additional securities or rights, during the period within which the Agents’ Warrants may be exercised.

5.9

The Issuer agrees not to place a U.S. securities law restrictive legend on the certificates representing the Agents’ Warrants or, provided that the Agents’ Warrants are exercised by the

Agents outside the United States and not by or on behalf of a U.S. Person, at a time that the

Issuer is a Foreign Private Issuer, the Agents’ Warrant Shares. The certificates representing the

Agents’ Warrants will, however, provide that the Agents’ Warrants may not be exercised in the

United States on by or on behalf of a U.S. Person except pursuant to registration under the

U.S. Securities Act or an exemption therefrom.

5.10

In connection with the Private Placement, the Issuer shall also pay a Corporate Finance Fee of $12,500, plus GST, to Pacific at the first Closing.

6.

OFFERING RESTRICTIONS

6.1

Except as provided in Section 12, the Agents will only sell the Units to persons who represent themselves as being:

(a)

persons purchasing as principal;

(b)

residents in the Selling Jurisdictions or Offshore Selling Jurisdictions;

(c)

qualified to purchase the Units, the Flow-Through Shares, the Non-Flow-Through Shares and the Flow-Through and Non-Flow-Through Unit Warrants under the Exemptions; and

(d)

persons who are not U.S. Persons, or in the United States.

6.2

Except as provided in Section 12, the Agents agree that at the time any buy order for the Units is placed by clients of the Agents, the buyer will be outside the United States, or the

Agents and all persons acting on their behalf will reasonably believe that the buyer is outside the United States, and neither the Agents nor any person acting on their behalf will have knowledge that such transaction has been pre-arranged with a buyer in the United States.

6.3

Except as provided in Section 12, neither the Issuer, the Agents, nor any of their respective affiliates, nor any person acting on behalf of any of the foregoing, will offer or sell any of the Securities to U.S. Persons or in the United States, or undertake any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market for the Securities in the United States.

6.4

The Agents agree that they have not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities except in accordance with this agreement and that they will require each selling group member to agree in writing, for the benefit of the Issuer, to comply with, and shall use their best efforts to ensure that each selling group member complies with the provisions of this Section 6 and Sections 12.2 and 12.3 as if such provisions applied to such selling group member.

6.5

The Agents agree that during the period in which the Securities are offered for sale, neither they nor any of their affiliates, nor any person acting on their behalf has made or will make any Directed Selling Efforts in the United States with respect to distributions under Regulation 5, or has taken or will take any action in violation of Regulation M under the United States Securities and Exchange Act of 1934, as amended, or has taken or will take any action that would cause the exemption from registration under Rule 506 of Regulation D or Regulation S to be unavailable for offers and sales of the Securities, pursuant to this Agreement.

6.6

The Private Placement has not been and will not be advertised in any way.

6.7

No selling or promotional expenses will be paid or incurred in connection with the Private Placement, except for professional services or for services performed by a registered dealer.

7.

SUBSCRIPTIONS

The Agents will use their commercially reasonable efforts to obtain from each Purchaser introduced by the Agents, and deliver to the Issuer, on or before each Closing duly completed and signed subscriptions in the form attached as Schedule “A” for the Flow-Through Units, and Schedule “B” for the Non-Flow-Through Units or in such other form consented to by the Issuer and the Agents and executed by the Purchaser.

8.

FILINGS WITH THE REGULATORY AUTHORITIES

8.1

The Issuer will forthwith give to the Exchange written notice of the terms of this

Agreement and the proposed Private Placement and all other information required by the

Exchange Policies (the “Notice”).

8.2

The Issuer will forthwith provide the Agents and their solicitor with a copy of the Notice, and, forthwith on receipt, a copy of the preliminary and final letters of acceptance of the Notice from the Exchange.

8.3

The Issuer will file all required documents, pay all required filing fees and undertake any other actions required by the Exchange Policies in order to obtain the approval of the Exchange to the Private Placement.

8.4

Within 10 days of each Closing of the Private Placement, the Issuer will:

(a)

file with the Commissions any report required to be filed by the Applicable Jurisdiction in connection with the Private Placement, in the required form; and

(b)

provide the Agent’s solicitor with copies of the report or reports.

9.

CLOSINGS

9.1

In this Section:

(a)

“Certificates” means the certificates representing the Flow-Through and Non-Flow-Through Shares and the Flow-Through Unit Warrants and Non-Flow-Through Unit Warrants sold, and the Agent’s Warrants to be issued, on a Closing in the names and denominations reasonably requested by the Agents or the Purchasers, as the case may be; and

(b)

“Proceeds” means the gross proceeds of the sale of Units on a Closing, less:

(i)

any portion of the Agents’ Fee which is payable in cash;

(ii)

the reasonable expenses of the Agents in connection with the Private Placement which have not been paid by the Issuer;

(iii)

any amount held back by the Agents in connection with further expenses related to the Private Placement; and

(iv)

any amount paid directly to the Issuer by purchasers in connection with the Private Placement.

9.2

The Issuer and the Agents will cause the Closing to take place in one or more closings as may be agreed upon and subject to acceptance by the Exchange.

9.3

The Issuer will, on each Closing, issue and deliver the Certificates to the Agents, or at the Agents’ request, to the Purchasers, against payment of the Proceeds.

9.4

If the Issuer has satisfied all of its material obligations under this Agreement, the Agents will, on each Closing, pay the Proceeds to the Issuer against delivery of the Certificates.

9.5

The Issuer will endorse the Certificates, and the certificates representing the Non-Flow-Through Warrant Shares and the Agent’s Warrant Shares with legends as required by the Exchange Policies and Applicable Legislation.

10.

CONDITIONS OF CLOSINGS

10.1

The obligations of the Agents on each Closing will be conditional upon the following:

(a)

on each Closing, the Issuer will have delivered to the Agents and their solicitor a favourable opinion of the Issuer’s solicitor dated as of the date of such Closing, in a form acceptable to the Agents and their solicitor as to all legal matters reasonably requested by the Agents relating to the business of the Issuer and the creation, issuance, distribution and sale of the Securities;

(b)

on each Closing, the Issuer will have delivered to the Agents and their solicitor such certificates of its officers, comfort letters or opinions of its auditors, and other documents relating to the Private Placement or the affairs of the Issuer as the Agents or their solicitor may reasonably request; and

(c)

each representation and warranty of the Issuer which is contained in this Agreement continues to be true, and the Issuer has performed or complied with all of its covenants, agreements and obligations under this Agreement.

10.2

Each Closing and the obligations of the Issuer and the Agents to complete the issue and sale of the Securities are subject to:

(a)

receipt of all required regulatory approval for or acceptance of the Private Placement;

(b)

the removal or partial revocation of any cease trading order or trading suspension made by any competent authority and any “inactive” designation by the Exchange to the extent necessary to complete the Private Placement; and

(c)

the Issuer being a Qualifying Issuer.

11.

MATERIAL CHANGES

The Issuer agrees that if, between the date of this Agreement and the Final Closing, a Material Change, or a change in a Material Fact occurs, the Issuer will:

(a)

as soon as practicable notify the Agents in writing, setting forth the particulars of such change;

(b)

as soon as practicable, issue and file with the Regulatory Authorities a press release that is authorized by a senior officer disclosing the nature and substance of the change;

(c)

as soon as practicable file with the Commissions the report required by the applicable securities legislation and in any event no later than 10 days after the date on which the change occurs; and

(d)

provide copies of that press release, when issued, and that report, when filed, to the Agents and their solicitor.

12.

U.S. LAW

12.1

The Issuer represents, warrants, covenants and agrees that:

(a)

the Issuer is a Foreign Private Issuer and reasonably believes that, at the commencement of the Private Placement there was, and currently there is, no “substantial U.S. market interest” in any of its securities (as such term is defined in Regulation 5);

(b)

it is not, and agrees to use its best efforts not to become, at any time prior to the expiration of three years after the Final Closing, an “investment company” as defined in the United States Investment Company Act of 1940;

(c)

during the period in which the Securities are offered for sale, neither it nor any of its affiliates, nor any person acting on their behalf has made or will make any Directed Selling Efforts in the United States with respect to distributions under Regulation 5, or has taken or will take any action in violation of Regulation M under the United States Securities Exchange Act of 1934, as amended, or has taken or will take any action that would cause the exemption from registration under Rule 506 of Regulation D or Regulation S to be unavailable for offers and sales of the Securities, pursuant to this Agreement;

(d)

beginning six months prior to the date of commencement of the Private Placement, continuing throughout the Private Placement and for six months after the Final Closing, none of the Issuer, its affiliates or any person acting on its or their behalf have engaged or will engage in any form of Directed Selling Efforts with respect to offers or sales of common shares of the Issuer or securities exchangeable into common shares of the Issuer, or have engaged in or will engage in any general solicitation or advertising with respect to offers or sales of the Securities in the United States, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, posted or disseminated on the Internet or other similar electronic media, or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising in a manner that would cause the exemption is provided by Rule 506 of Regulation D or Regulation S to be unavailable for offers and sales of the Units;

(e)

the Issuer covenants and agrees with the Agents to execute or procure the execution of all documents and to use its commercially reasonable efforts to take or cause to be taken, both before and after each Closing, all such steps as may be reasonably necessary or desirable to establish, to the satisfaction of counsel for the Agents and counsel for the Issuer, any and all legal requirements to enable the Agents to effer the Securities for sale in the United States under Rule 506 of

Regulation D in accordance with this Agreement and under exemptions from registration under applicable state securities laws; and

(f)

except with respect to offers or sales to Accredited Investors in reliance upon an exemption, from registration under Rule 506 of Regulation D, neither the Issuer nor any of its affiliates, nor any person acting on its or their behalf, has made or will make:

(i)

any offer to sell, or any solicitation of an offer to buy, Securities to any U.S. Person, or a person in the United States; or

(ii)

any sale of Securities unless at the time the buy order was or will have been originated, the purchaser is:

(A)

outside the United States; or

(B)

the Issuer, its affiliates, and any person acting on its or their behalf reasonably believe that the purchaser is outside the United States.

12.2

Except as otherwise provided in this Section 12, the Agents agree with the Issuer that with respect to each offer and sale of the Securities it will offer the Securities only in accordance with Rule 903 of Regulation S and accordingly neither the Agents, their affiliates, nor any person acting on its or their behalf has made or will make:

(a)

any offer to sell, or any solicitation of an offer to buy, Securities to any U.S. Person or any person in the United States;

(b)

any sale of Securities unless, at the time the buy order was or will have been originated the subscriber is:

(i)

outside the United States; or

(ii)

the Agent, its affiliates and any person acting on its or their behalf reasonably believe that the Purchaser is outside the United States; nor

(c)

any Directed Selling Efforts in the United States with respect to the Securities.

12.3

The Agents acknowledge that the Securities have not been registered under the U.S.

Securities Act and may not be offered or sold in the United States or to U.S. Persons, except to

Accredited Investors pursuant to Rule 506 of Regulation D. Accordingly, the Agents represent,

warrant and covenant to the Issuer that, with respect to each offer or sale of Securities in the

United States or to U.S. Persons, it has offered and sold, and will offer and sell, Securities to

Purchasers only in the following manner:

(a)

the Agents will offer the Securities only through a United States registered broker-dealer only in states of the United States where such broker-dealer is registered, or otherwise exempt from registration;

(b)

no form of general solicitation or general advertising (as those terms are used in Regulation D) has been or will be used by the Agents, their affiliates or anyone acting on its or their behalf, including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media, posted or disseminated on the Internet or other similar electronic media, or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(c)

any offer, sale or solicitation of an offer to buy Securities will be made only to Accredited Investors in transactions that are exempt from registration under Rule 506 of Regulation D and under applicable state securities laws and in compliance with applicable U.S. federal and state broker-dealer requirements;

(d)

prior to completion of any sale of Securities, the Agents shall cause each Purchaser to execute an agreement in a form consented to by the Issuer and the Agents and executed by the Purchaser; and

(e)

the Agents shall give the Issuer reasonable notice of the U.S. jurisdictions in which it proposes to offer and sell the Securities, so as to permit the Issuer’s counsel to timely submit any and all filings necessary in order to perfect a claim of exemption from the securities registration provisions of the U.S. Securities Act and applicable state laws.

13.

QUALIFYING ISSUER

13.1

The Issuer is a Qualifying Issuer and the Units, the Flow-Through and

Non-Flow-Through Shares, the Flow-Through and Non-Flow-Through Unit Warrants, the

Non-Flow-Through Warrant Shares, the Agents’ Warrants and the Agents’ Warrant Shares will be subject to a four month hold period from Closing.

13.2

The Issuer will provide the Agents with a copy of the Multilateral Instrument Certificate filed on SEDAR within 10 days of each Closing.

14.

TERMINATION

14.1

The Agents may terminate its obligations under this Agreement by notice in writing to the Issuer at any time before the Final Closing if:

(a)

an adverse Material Change, or an adverse change in a Material Fact relating to any of the Securities, occurs or is announced by the Issuer;

(b)

there is an event, accident, governmental law or regulation or other occurrence of any nature which, in the opinion of the Agents, seriously affects or will seriously affect the financial markets, or the business of the Issuer or its subsidiaries, if any, or the ability of the Agents to perform its obligations under this Agreement, or a Purchaser’s decision to purchase the Units;

(c)

following a consideration of the history, business, products, property or affairs of the Issuer or its principals and promoters, or of the state of the financial markets in general, or the state of the market for the Issuer’s securities in particular, the Agents determines, in their sole discretion, that it is not in the interest of the Purchasers to complete the purchase and sale of the Units;

(d)

the Securities cannot, in the opinion of the Agents, be marketed due to the state of the financial markets, or the market for the Units in particular;

(e)

an enquiry or investigation (whether formal or informal) in relation to the Issuer, or the Issuer’s directors, officers or promoters, is commenced or threatened by an officer or official of any competent authority;

(f)

any order to cease, halt or suspend trading (including an order prohibiting communications with persons in order to obtain expressions of interest) in the securities of the Issuer prohibiting or restricting the Private Placement is made by a competent regulatory authority and that order is still in effect;

(g)

the Issuer is in breach of any material term of this Agreement; or

(h)

the Agents determine that any of the representations or warranties made by the Issuer in this Agreement is false or has become false.

14.2

The Agents’ obligations hereunder will terminate if the Exchange does not issue its final letter of acceptance, subject only to usual post-Closing filings with the Exchange, of the Private Placement within 90 days of the reference date of this Agreement, unless otherwise agreed in writing by the Agents.

15.

WARRANTIES, REPRESENTATIONS AND COVENANTS

15.1

The Issuer warrants and represents to and covenants with each of the Agents that:

(a)

the Issuer and its subsidiaries, if any, are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdiction in which they are incorporated, continued or amalgamated;

(b)

the Issuer and its subsidiaries, if any, are duly registered and licensed to carry on business in the jurisdictions in which they carry on business or own property where so required by the laws of that jurisdiction;

(c)

the authorized and issued capital of the Issuer are as disclosed to the Exchange and the outstanding shares of the Issuer are fully paid and non-assessable;

(d)

the Issuer will reserve or set aside sufficient shares in its treasury to issue the Flow-Through Shares, Non-Flow-Through Shares, the Non-Flow-Through Unit Warrant Shares, and the Agent’s Warrant Shares and all such shares will be duly and validly issued as fully paid and non-assessable;

(e)

except as qualified by the disclosure in all prospectuses, filing statements, annual information forms, including the Current AIF, and press releases filed with the Commissions or the Exchange, (the “Disclosure Record”) the Issuer is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to in the Disclosure Record, all agreements by which the Issuer holds an interest in a property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(f)

the subscription form and all other written or oral representations made by the Issuer to a Purchaser or potential Purchaser in connection with the Private Placement will be accurate in all material respects and will omit no fact, the omission of which will make such representations misleading or incorrect;

(g)

the financial statements filed with the Commissions or supplied by the Issuer to the Agents in connection with the Private Placement have been prepared in accordance with Canadian generally accepted accounting principles, accurately reflect the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Issuer, and its subsidiaries, if any, as of the date thereof, and no adverse material changes in the financial position of the Issuer have taken place since the date thereof, save in the ordinary course of the Issuer’s business;

(h)

the Issuer has complied and will comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Applicable Legislation in relation to the issue and trading of its securities and in all matters relating to the Private Placement;

(i)

there is not presently, and will not be until the Final Closing, any Material Change or change in any Material Fact relating to the Issuer which has not been or will not be fully disclosed to the Agents;

(j)

the issue and sale of the Securities by the Issuer and the Agents does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its constating documents or any agreement or instrument to which the Issuer is a party;

(k)

neither the Issuer nor any of its subsidiaries is a party to any actions, suits or proceedings which could materially affect its business or financial condition, and to the best of the Issuer’s knowledge no such actions, suits or proceedings are contemplated or have been threatened which are not disclosed in the Disclosure Record;

(1)

there are no judgments against the Issuer or any of its subsidiaries, if any, which are unsatisfied, nor are there any ‘ consent decrees or injunctions to which the Issuer or any of its subsidiaries, if any, is subject;

(m)

this Agreement has been or will be by the First Closing, duly authorized by all necessary corporate action on the part of the Issuer, and the Issuer has full corporate power and authority to undertake the Private Placement;

(n)

the Issuer is a “reporting issuer” within the meaning of the Applicable Legislation and is not in default of any of the requirements of the Applicable Legislation or any of the administrative policies or notices of the Regulatory Authorities;

(o)

the Issuer is and will be at each Closing a Qualifying Issuer;

(p)

no order ceasing, halting or suspending trading in securities of the Issuer nor prohibiting the sale of such securities has been issued to and is outstanding against the Issuer or its directors, officers or promoters or against any other companies that have common directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened;

(q)

except as disclosed in the Disclosure Record or otherwise to the Regulatory Authorities, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option, for the issue or allotment of any unissued shares in the capital of the Issuer or its subsidiaries, if any, or any other security convertible into or exchangeable for any such shares, or to require the Issuer or its subsidiaries, if any, to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital;

(r)

the Issuer and its subsidiaries, if any, have filed all federal, provincial, local and foreign tax returns which are required to be filed, or have requested extensions thereof, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for such assessments, fines and penalties which are currently being contested in good faith;

(s)

the Issuer and its subsidiaries, if any, have established on their books and records reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Issuer or its subsidiaries, if any, except for taxes not yet due, and there are no audits of any of the tax returns of the Issuer or its subsidiaries, if any, which are known by the Issuer’s management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of the Issuer or its subsidiaries, if any;

(t)

the Issuer is, and at all material times will remain, a “principal-business corporation” within the meaning prescribed by subsection 66(15) of the Income Tax Act (Canada) (the “ITA”);

(u)

the Flow-Through Shares will qualify as “flow-through shares” as described in subsection 66(15) of the ITA and in particular will not be prescribed shares as defined in section 6202.1 of the regulations to the ITA;

(v)

if the Issuer amalgamates with any one or more companies, any shares or warrants issued to or held by Purchasers as a replacement for the Flow-Through Shares as a result of such amalgamation will qualify by virtue of subsection 87(4.4) of the ITA as “flow-through shares” as described in subsection 66(15) of the ITA and in particular will not be prescribed shares as defined in section 6202.1 of the regulations to the ITA;

(w)

the Issuer will incur expenses which are Qualifying Expenses, all in an amount which equals the proceeds derived from the sale to the Purchasers of Flow-Through Shares, renounce those amounts to purchasers of Flow-Through Shares and otherwise comply with its obligations set forth in the agreements for Flow-Through Units entered into between the Issuer and Purchasers thereof in connection with the Private Placement;

(x)

other than the Agents, no person, firm or corporation acting or purporting to act at the request of the Issuer is entitled to any brokerage, agency or finder’s fee in connection with the transactions described herein; and

(y)

the warranties and representations in this Section are true and correct and will remain so as of the Final Closing.

15.2

Each of the Agents warrant and represent to the Issuer that:

(a)

it is a valid and subsisting corporation under the law of the jurisdiction in which it was incorporated;

(b)

one of either Pacific or Haywood is a broker registered under the Applicable Legislation;

(c)

it is a member in good standing of the Exchange;

(d)

it will sell the Units in compliance with the Applicable Legislation; and

(e)

it is not a U.S. Person or in the United States.

16.

EXPENSES OF AGENTS

16.1

The Issuer will pay all of the expenses of the Private Placement and all the expenses reasonably incurred by the Agents in connection with the Private Placement including, without limitation, the reasonable fees and expenses of the solicitor for the Agents. The Issuer will be given advance notice of any expenses over the aggregate sum of $15,000.

16.2

The Issuer will pay the expenses referred to in the previous Subsection even if the transactions contemplated by this Agreement are not completed or this Agreement is terminated.

16.3

The Agents may, from time to time, render accounts for their expenses in connection with the Private Placement to the Issuer for payment on or before the dates set out in the accounts.

16.4

The Issuer authorizes the Agents to deduct their reasonable expenses in connection with Private Placement from the proceeds of the Private Placement and any advance payments made by the Issuer, including expenses for which an account has not yet been rendered.

17.

INDEMNITY

17.1

The Issuer will indemnify the Agents and each of the Agents’ agents, directors, officers and employees (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) and save them harmless against all losses, claims, damages or liabilities:

(a)

existing by reason of an untrue statement contained in the Disclosure Record, subscription agreement or other written or oral representation made by the Issuer to a Purchaser or potential Purchaser in connection with the Private Placement, or by reason of the omission to state any fact necessary to make such statements or representations not misleading (except for information and’ statements supplied by and relating solely to the Agents);

(b)

arising directly or indirectly out of any order made by any regulatory authority based upon an allegation that any such untrue statement or representation, or omission exists (except information and statements supplied by and relating solely to the Agents), that trading in or distribution of any of the Securities is to cease;

(c)

resulting from the failure by the Issuer to obtain the requisite regulatory approval to the Private Placement unless the failure to obtain such approval is the result of a breach of this Agreement by the Agents;

(d)

resulting from the breach by the Issuer of any of the terms of this Agreement;

(e)

resulting from any representation or warranty made by the Issuer herein not being true or ceasing to be true;

(f)

if the Issuer fails to issue and deliver the certificates representing the Securities in the form and denominations satisfactory to the Agents at the time and place required by the Agents with the result that any completion of a sale of the Securities does not take place; or

(g)

if, following the completion of a sale of any of the Securities, a determination is made by any competent authority setting aside the sale, unless that determination arises out of an act or omission by the Agents.

17.2

If any action or claim is brought against an Indemnified Party in respect of which indenmity may be sought from the Issuer pursuant to this Agreement, the Indemnified Party will promptly notify the Issuer in writing.

17.3

The Issuer will assume the defence of the action or claim, including the employment of counsel and the payment of all expenses.

17.4

The Indemnified Party will have the right to employ separate counsel, and the Issuer will pay the reasonable fees and expenses of such counsel.

17.5

The indemnity provided for in this Section will not be limited or otherwise affected by any other indemnity obtained by the Indemnified Party from any other person in respect of any matters specified in this Agreement and will continue in full force and effect until all possible liability of the Indemnified Parties arising out of the transactions contemplated by this Agreement has been extinguished by the operation of law.

17.6

If indemnification under this Agreement is found in a final judgment (not subject to further appeal) by a court of competent jurisdiction not to be available for reason of public policy, the Issuer and the Indemnified Parties will contribute to the losses, claims, damages, liabilities or expenses (or actions in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to and fault of the Issuer, on the one hand, and the Indemnified Parties on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof). No person found liable for a fraudulent misrepresentation (within the meaning of applicable securities laws) will be entitled to contribution from any person who is not found liable for such fraudulent misrepresentation.

17.7

To the extent that any Indemnified Party is not a party to this Agreement, the Agents will obtain and hold the right and benefit of this section in trust for and on behalf of such Indemnified Party.

18.

ASSIGNMENT AND SELLING GROUP PARTICIPATION

18.1

The Agents will not assign this Agreement or any of its rights under this Agreement or, with respect to the Securities, enter into any agreement in the nature of an option or a sub-option unless and until, for each intended transaction, the Agents have obtained the consent of the Issuer, and any required notice has been given to and accepted by the Regulatory Authorities.

18.2

The Agents may offer selling group participation in the normal course of the brokerage business to selling groups of other licensed dealers, brokers and investments dealers, who may or who may not be offered part of the Agents’ Fee.

19.

NOTICE

19.1

Any notice under this Agreement will be given in writing and must be delivered, sent by facsimile transmission or mailed by prepaid post and addressed to the party to which notice is to be given at the address indicated above, or at another address designated by the party in writing.

19.2

If notice is sent by facsimile transmission or is delivered, it will be deemed to have been given at the time of transmission or delivery.

19.3

If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

19.4

If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by facsimile transmission or will be delivered.

20.

TIME

Time is of the essence of this Agreement and will be calculated in accordance with the provisions of the Interpretation Act (British Columbia).

21.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants and indemnities of the Issuer and the Agents contained in this Agreement will survive the Final Closing.

22.

LANGUAGE

This Agreement is to be read with all changes in gender or number as required by the context.

23.

ENUREMENT

This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns.

24.

HEADINGS

The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

25.

COUNTERPARTS

This Agreement may be executed in two or more counterparts and may be delivered by facsimile transmission, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

26.

LAW

This Agreement is governed by the law of British Columbia, and the parties hereto irrevocably attorn and submit to the jurisdiction of the courts of Brithh Columbia with respect to any dispute related to this Agreement.

This document was executed and delivered as of the date given above:

Platinum Group Metals Ltd.

Per:

Authorized Signatory

Per:

Authorized Signatory

Pacific International Securities Inc.

Per:

Authorized Signatory

Per:

Authorized Signatory

Haywood Securities Inc.

Per:

Authorized Signatory

Per:

Authorized Signatory